Exhibit 11(b)

Proskauer Rose LLP 1001 Pennsylvania Avenue, NW, Suite 600 South Washington, DC 20004-2533

February 23, 2022 Gladstone Capital Corporation 1521 Westbranch Drive, Suite 100 McLean, VA 22101	d 202.416.6800 f 202.416.6899 www.proskauer.com

Re:	Gladstone Capital Corporation 3.75% Notes due 2027

Dear Ladies and Gentlemen:

We have acted as special counsel for Gladstone Capital Corporation, a Maryland corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange $50,000,000 aggregate principal amount of its new 3.75% notes due 2027 (the “Exchange Notes”) for any and all of its outstanding 3.75% Notes due 2027 (the “Existing Notes”) pursuant to a registration statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.

The Existing Notes were issued, and the Exchange Notes are to be issued, pursuant to the provisions of the indenture, dated November 6, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the fourth supplemental indenture, dated November 4, 2021 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement,

(ii)	the Indenture,

(iii)	a specimen of the form of the 3.75% Notes due 2027; and

(iv)

such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto (a) are duly organized and existing in good standing in their respective jurisdictions of incorporation or formation, (b) have

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Gladstone Capital Corporation

February 23, 2022

complied with all aspects of the laws of their respective jurisdictions of incorporation or formation in connection with the issuance of the Exchange Notes and the related transactions and (c) had the power, corporate or other, to enter into and perform all obligations thereunder, and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by the parties thereto of such documents and the validity and binding effect thereof on such parties. To the extent our opinions set forth below relate to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture and the Exchange Offer. As to facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinions set forth herein are limited to the laws of the State of New York that, in our experience, are applicable to the Exchange Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and assuming that the Exchange Notes, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered by the Company in exchange for the Existing Notes in accordance with the terms of the Exchange Offer, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers), (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject.

Gladstone Capital Corporation

February 23, 2022

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Proskauer Rose LLP

Washington, D.C.